[PRUDENTIAL LOGO]
                                                        PROSPECTUS MARCH 8, 2000


PRUDENTIAL
INTERNATIONAL BOND FUND, INC.

FUND TYPE Global debt

INVESTMENT OBJECTIVE Total return, made up of current income and capital appreciation


BUILD
ON THE ROCK

[BACKGROUND GRAPHIC]



As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares nor has the SEC determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

TABLE OF CONTENTS
1    RISK/RETURN SUMMARY
1    Investment Objective and Principal Strategies
1    Principal Risks
3    Evaluating Performance
4    Fees and Expenses

6    HOW THE FUND INVESTS
6    Investment Objective and Policies
7    Other Investments and Strategies
12   Investment Risks

16   HOW THE FUND IS MANAGED
16   Board of Directors
16   Manager
16   Investment Adviser
17   Portfolio Managers
18   Distributor

19   FUND DISTRIBUTIONS AND TAX ISSUES
19   Distributions
20   Tax Issues
21   If You Sell or Exchange Your Shares

23   HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND
23   How to Buy Shares
31   How to Sell Your Shares
34   How to Exchange Your Shares
36   Telephone Redemptions or Exchanges

37   FINANCIAL HIGHLIGHTS
37   Class A Shares
38   Class B Shares
39   Class C Shares
40   Class Z Shares

41   THE PRUDENTIAL MUTUAL FUND FAMILY

     FOR MORE INFORMATION (BACK COVER)

PRUDENTIAL INTERNATIONAL BOND FUND, INC.          [PHONE GRAPHIC] (800) 225-1852

RISK/RETURN SUMMARY


This section highlights key information about PRUDENTIAL INTERNATIONAL BOND FUND, INC., which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

Our investment objective is to seek TOTAL RETURN, made up of CURRENT INCOME and CAPITAL APPRECIATION. We normally invest at least 65% of the Fund's total assets in income-producing debt securities of issuers in at least 3 different countries, excluding the United States. We invest in debt securities of foreign corporate issuers and foreign governments, supranational organizations, semi-governmental entities and government agencies or entities.

     We look for investment-grade debt securities denominated in U.S. dollars or foreign currencies. The Fund may use a variety of hedging strategies to protect the value of the Fund's investments, including derivatives and cross-currency hedges.

     Our approach to global investing focuses on country and currency selection. We look at fundamentals to identify relative value.

     While we make every effort to achieve our objective, we can't guarantee success.

PRINCIPAL RISKS

Although we try to invest wisely, all investments involve risk. The Fund invests in debt obligations which have credit, market and interest rate risks. Credit risk is the possibility that an issuer of a debt obligation does not pay the Fund interest or repay principal. Market risk, which may affect an industry, a sector or the entire market, is the possibility that the market value of an investment may move up or down and that its movement may occur quickly or unpredictably. Interest rate risk refers to the fact that the value of most bonds will fall when interest rates rise. The longer the maturity and the lower the credit quality of a bond, the more likely its value will decline.


--------------------------------------------------------------------------------
DID YOU KNOW...

A SUPRANATIONAL ORGANIZATION is formed by the governments of different countries to promote economic development. The World Bank, the European Investment Bank and the Asian Development Bank are supranational entities. Securities of SEMI-GOVERNMENTAL ENTITIES are issued by organizations owned by a national or state government or are debts of a political unit that are not backed by the national government's credit and taxing power. The Province of Ontario and the City of Stockholm are examples of semi-governmental entities.

--------------------------------------------------------------------------------

RISK/RETURN SUMMARY


     Since we invest in foreign securities, there are different risks than if we invested only in obligations of the U.S. government and U.S. corporations. The amount of income available for distribution may be affected by the Fund's foreign currency gains or losses and certain hedging activities of the Fund. Foreign markets, especially those in developing countries, are often more volatile than U.S. markets and are generally not subject to regulatory requirements comparable to U.S. issuers. In addition, changes in currency exchange rates can reduce or increase market performance.

     The Fund is nondiversified, meaning we can invest more than 5% of our assets in the securities of any one issuer. Investing in a nondiversified mutual fund involves greater risk than investing in a diversified fund because a loss resulting from the decline in the value of one security may represent a greater portion of the total assets of a nondiversified fund.

     Some of our investment strategies--such as using derivatives--involve above-average risks. The Fund may use risk management techniques to try to preserve assets or enhance return. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred.

     Like any mutual fund, an investment in the Fund could lose value and you could lose money. For more detailed information about the risks associated with the Fund, see "How the Fund Invests--Investment Risks."

     An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


2  PRUDENTIAL INTERNATIONAL BOND FUND, INC.       [PHONE GRAPHIC] (800) 225-1852

Risk/RETURN SUMMARY

EVALUATING PERFORMANCE

A number of factors -- including risk -- can affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year of operation for the last 10 years. The bar chart and table below demonstrate the risk of investing in the Fund by showing how returns can change from year to year and by showing how the Fund's average annual total returns compare with a bond index and a group of similar mutual funds. Past performance does not mean that the Fund will achieve similar results in the future.

ANNUAL RETURNS* (CLASS A SHARES)

1990     1991     1992     1993     1994     1995     1996     1997    1998    1999
11.76%   10.45%   -0.08%   18.38%   -5.62%   25.14%   14.02%   3.62%   8.00%   -4.27%

BEST QUARTER:       10.59%    (1st quarter of 1995)
WORST QUARTER:      -5.86%    (1st quarter of 1990)


*These annual returns do not include sales charges. If the sales charges were included, the annual returns would be lower than those shown. Without the distribution and service (12b-1) fee waiver, the annual returns would have been lower, too.

AVERAGE ANNUAL RETURNS(1) (AS OF 12-31-99)

                      1 YR        5 YRS      10 YRS     SINCE INCEPTION
Class A shares        -8.10%      7.97%      7.30%      7.47% (since 7-31-87)(4)
Class B shares        -9.76%       N/A        N/A       4.07% (since 1-15-96)
Class C shares        -6.71%       N/A        N/A       4.25% (since 1-15-96)
Class Z shares        -4.14%       N/A        N/A       3.08% (since 3-17-97)
Morgan GBI2           -5.08%      6.69%      7.81%      N/A(2)
Lipper Average(3)     -2.43%      6.36%      6.60%      N/A(3)

(1) The Fund's returns are after deduction of sales charges and expenses. Without the distribution and service (12b-1) fee waiver, the annual returns would have been lower.

(2) The J. P. Morgan Government Bond Index-Global (Morgan GBI) is a market-weighted index of the total return of government bonds of the following nations: Australia, Belgium, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Spain, Sweden, the United Kingdom and the United States. The Morgan GBI is an unmanaged index and is traded, unhedged and measured in U.S. dollars. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. The securities in the Morgan GBI may be very different than those in the Fund. These returns would be lower if they included the effect of sales charges and operating expenses. Morgan GBI returns since the inception of each class are 8.09% for Class A, 4.11% for Class B and Class C and 5.38% for Class Z shares.
     Source: Lipper Inc.

(3) The Lipper Average is based on the average return of all mutual funds in the Lipper Global Income category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Lipper returns since the inception of each class are 134.73% for Class A, 15.26% for Class B and Class C and 8.83% for Class Z shares. The Fund's returns are after deduction of sales charges and expenses. Source: Lipper Inc.

(4)  Prior to 1-15-96, the Fund operated as a closed-end investment company.

RISK/RETURN SUMMARY



FEES AND EXPENSES

This table shows the sales charges, fees and expenses that you may pay if you buy and hold shares of each share class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."


 SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)
                                                   CLASS A   CLASS B   CLASS C   CLASS Z
  Maximum sales charge (load) imposed on                4%      None        1%      None
   purchases (as a percentage of offering price)
  Maximum deferred sales charge (load)                None        5%(2)     1%(3)   None
   (as a percentage of the lower of original
   purchase price or sale proceeds)
  Maximum sales charge (load) imposed                 None      None      None      None
   on reinvested dividends and other
   distributions
  Redemption fees                                     None      None      None      None
  Exchange fee                                        None      None      None      None

 ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)
                                                   CLASS A     CLASS B    CLASS C    CLASS Z
  Management fees                                      .75%       .75%       .75%       .75%
  + Distribution and service (12b-1) fees              .30%(4)   1.00%(4)   1.00%(4)    None
  + Other expenses                                     .86%       .86%       .86%       .86%
  = Total annual Fund operating expenses              1.91%      2.61%      2.61%      1.61%
  -  Fee waiver                                        .05%(4)    .25%(4)    .25%(4)    None
  = NET ANNUAL FUND OPERATING EXPENSES                1.86%      2.36%      2.36%      1.61%

(1) Your broker may charge you a separate or additional fee for purchases and sales of shares.

(2) The Contingent Deferred Sales Charge (CDSC) for Class B shares decreases by 1% annually to 1% in the fifth and sixth years and 0% in the seventh year. Class B shares convert to Class A shares approximately seven years after purchase.

(3) The CDSC for Class C shares is 1% for shares redeemed within 18 months of purchase.

(4) For the fiscal year ending 12-31-00, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares and .75 of 1% of the average daily net assets of both the Class B and Class C shares.



4  PRUDENTIAL INTERNATIONAL BOND FUND, INC.       [PHONE GRAPHIC] (800) 225-1852

Risk/Return Summary

EXAMPLE

This example will help you compare the fees and expenses of the Fund's different share classes and the cost of investing in the Fund with the cost of investing in other mutual funds.

     The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A, Class B and Class C shares during the first year. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

                                     1 YR        3 YRS        5 YRS       10 YRS
Class A shares                       $581       $  971       $1,386       $2,539
Class B shares                       $739       $1,088       $1,463       $2,676
Class C shares                       $437       $  880       $1,449       $2,996
Class Z shares                       $164       $  508       $  876       $1,911

You would pay the following expenses on the same investment if you did not sell your shares:

                                       1 YR      3 YRS        5 YRS       10 YRS
Class A shares                         $581       $971       $1,386       $2,539
Class B shares                         $239       $788       $1,363       $2,676
Class C shares                         $337       $880       $1,449       $2,996
Class Z shares                         $164       $508       $  876       $1,911

HOW THE FUND INVESTS

THE EURO

On January 1, 1999, 11 of the 15 member states of the European Union introduced the euro as a common currency. During a three-year transitional period, the euro will coexist with each member state's national currency. By July 1, 2002, the euro is anticipated to become the sole legal tender of the member states. During the transition period, the Fund will treat the euro as a separate currency from the national currency of any member state.

INVESTMENT OBJECTIVE AND POLICIES

The Fund's investment objective is to seek TOTAL RETURN, made up of CURRENT INCOME and CAPITAL APPRECIATION. This means we seek investments that will increase in value as well as pay the Fund interest and other income. While we make every effort to achieve our objective, we can't guarantee success.

     In pursuing our objective, we normally invest at least 65% of the Fund's total assets in income-producing debt securities of issuers in at least 3 different countries, excluding the United States. We invest in debt securities of foreign corporate issuers, foreign governments, supranational organizations, semi-governmental entities and government agencies or entities. We may invest in securities of developing countries, which may be subject to more abrupt or erratic market movements than those of developed countries. We invest in debt securities in U.S. dollars and debt securities in foreign countries based on U.S. dollars or foreign currencies.

     The investment adviser has a team of fixed-income professionals, including credit analysts and traders, with experience in many foreign fixed-income securities markets. In selecting portfolio securities, the investment adviser considers country and currency selection, economic conditions and interest rate fundamentals. The investment adviser also evaluates individual debt securities within each fixed-income sector based upon their relative investment merit and considers factors such as yield, duration and potential for price or currency appreciation as well as credit quality, maturity and risk.

     Some government securities are backed by the full faith and credit of the issuing government which means that payment of principal and interest are guaranteed, but market value is not. Other government issuers may be able to borrow from a centralized treasury and some government issuers depend entirely on their own resources to repay their debt.

     We generally invest up to 30% of the Fund's total assets in securities denominated in a particular currency (even U.S. dollars), although we can go higher if we think that a particular currency might significantly increase in


6  Prudential International Bond Fund, Inc.       [PHONE GRAPHIC] (800) 225-1852

HOW THE FUND INVESTS



value. Also, the Fund may invest up to 65% of its total assets in securities denominated in the euro and up to 50% of its total assets in securities denominated in Japanese or British currencies.

     The Fund invests primarily in "investment-grade" debt securities. This means major rating services, like Standard & Poor's Ratings Group (S&P) or Moody's Investors Service, Inc. (Moody's), have rated the securities within one of their four highest quality grades. Debt obligations in the four highest grades are regarded as investment-grade, but have speculative characteristics and are riskier than higher-rated securities. A rating is an assessment of the likelihood of timely repayment of interest and principal and can be useful when comparing different debt obligations. These ratings are not a guarantee of quality. The opinions of the rating agencies do not reflect market risk and they may at times lag behind the current financial conditions of a company. We also may invest in obligations that are not rated, but that we believe are of comparable quality to the obligations described above.

     The Fund has a dollar-weighted average maturity of between 3 and 15 years, but may go below 3 years for temporary defensive purposes. The maturity of a bond is simply the number of years until the principal is due and payable. Weighted average maturity is calculated by adding the maturities of all of the bonds in a portfolio and dividing by the number of bonds on a weighted basis.

     The Fund may also use a variety of "hedging" strategies intended to help protect the value of the Fund's securities or to improve returns. These may include derivative transactions and cross-currency hedges.

     For more information, see "Investment Risks" below and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.

     The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES

In addition to the principal strategies, we also may use the following investment strategies to try to increase the Fund's returns or protect its assets if market conditions warrant.

HOW THE FUND INVESTS



OTHER DEBT SECURITIES

We can invest up to 35% of total assets in U.S. issuers, including the U.S. government and its agencies. Up to 15% of the Fund's total assets may be invested in lower-rated securities, which are riskier than investment-grade debt obligations and are considered "speculative" with respect to their capacity to pay interest and principal. The Fund's investments in these high-yield or "junk" bonds will have a minimum rating of B by Moody's or S&P or another major rating service at the time they are purchased. The Fund may continue to hold such a security if it is later downgraded below B or is no longer rated by a major rating service.

TEMPORARY DEFENSIVE INVESTMENTS

In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in U.S. Treasury or other U.S. dollar-denominated securities or high-quality money market instruments, including commercial paper of domestic and foreign corporations, foreign government securities, certificates of deposit, bankers' acceptances and other obligations of domestic and foreign banks and short-term obligations issued or guaranteed by the U.S. government and its agencies. Investing heavily in these securities limits our ability to achieve capital appreciation, but can help to preserve the Fund's assets when the bond markets are volatile.

ZERO COUPON SECURITIES

We can invest in ZERO COUPON SECURITIES. These are bonds that are sold for a price that is less than their stated value. Interest payments on a zero coupon bond are not made during the life of the bond, but at the bond's maturity, the holder gets the bond's stated value. The difference between the price paid for the bond and the amount paid to the holder at the bond's maturity is the holder's return. This type of security may experience greater fluctuation in value and less liquidity than similarly rated bonds that pay interest at regular intervals.

STRIPPED SECURITIES

The Fund can invest up to 10% of its total assets in "stripped securities" of U.S. and foreign government debt securities. Stripped securities are those with the principal and interest sold separately. This 10% limit is combined with the Fund's investments in similar U.S. and foreign government securities.


8  PRUDENTIAL INTERNATIONAL BOND FUND, INC.       [PHONE GRAPHIC] (800) 225-1852

HOW THE FUND INVESTS



ADJUSTABLE/FLOATING RATE SECURITIES

The Fund can invest in adjustable or floating rate securities whose interest rate is calculated by reference to a specific index and is reset periodically. The value of adjustable or floating rate securities does not respond as quickly to changing interest rates as do fixed rate securities.

REPURCHASE AGREEMENTS

The Fund may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund and is, in effect, a loan by the Fund.

DERIVATIVE STRATEGIES

We may use various derivative strategies to try to improve the Fund's returns or protect its assets. We cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available, or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment--a security, market index, currency, interest rate or some other benchmark--will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.

     Because we are an international fund and invest in securities denominated in different foreign currencies, we may use "currency hedges." Currency hedges can help protect the Fund's net asset value from declining if a particular foreign currency were to decrease in value compared to the U.S. dollar.

     The Fund may invest without limit in commercial paper and other instruments that are "indexed" to certain specific foreign currency exchange rates. This means that the instrument's principal amount is adjusted upward or downward (but not below zero) to reflect changes in the exchange rate between two currencies from the time the instrument is outstanding until it matures. When the Fund purchases one of these instruments, it pays with the currency in which the instrument is denominated and, at maturity, it receives interest and principal payments in the same currency. These instruments offer

HOW THE FUND INVESTS

the potential for realizing gains as a result of changes in foreign currency exchange rates that can be used to hedge (or cross-hedge) against a decline in the U.S. dollar value of the investments while providing an attractive money market rate of return.

Options. The Fund may purchase and sell put and call options on securities and currencies traded on U.S. or foreign securities exchanges or on the over-the-counter market. An OPTION is the right to buy or sell securities in exchange for a premium. The options may be on debt securities, aggregates of debt securities, financial indexes, U.S. government securities, foreign government securities and foreign currencies. The Fund will sell only covered options.

Futures Contracts and Related Options

Foreign Currency Forward Contracts. The Fund may purchase and sell financial futures contracts and related options on debt securities, aggregates of debt securities, financial indexes, U.S. government securities, foreign government securities, corporate debt securities and foreign currencies. A FUTURES CONTRACT is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign currency exchange rates. A FOREIGN CURRENCY FORWARD CONTRACT is an obligation to buy or sell a given currency on a future date and at a set price.

     For more information about these strategies, see the SAI, "Description of the Fund, Its Investments and Risks -- Risk Management and Return Enhancement Strategies."

ADDITIONAL STRATEGIES

The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 20% of the value of its total assets) and HOLDS ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions on resale, those without a readily available market, and repurchase agreements with maturities longer than


10  Prudential International Bond Fund, Inc.      [PHONE GRAPHIC] (800) 225-1852

HOW THE FUND INVESTS



seven days). The Fund is "NONDIVERSIFIED," meaning it can invest more than 5% of its assets in the securities of any one issuer. The Fund is subject to certain other investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

HOW THE FUND INVESTS



INVESTMENT RISKS

As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indexes, performance of the Fund can deviate from performance of the indexes. This chart outlines the key risks and potential rewards of the Fund's principal investments and certain other non-principal investments the Fund may make. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.

INVESTMENT TYPE
% OF FUND'S TOTAL ASSETS                RISKS                       POTENTIAL REWARDS
INCOME-PRODUCING DEBT      -    The Fund's share price,       -    Bonds have generally
SECURITIES                      yield and total return             outperformed money
                                will fluctuate in                  market instruments over
At least 65%                    response to bond market            the long term, with
                                movements                          less risk than stock

                           -    Credit risk--the risk         -    Most bonds will rise in
                                that the default of an             value when interest
                                issuer would leave the             rates fall
                                Fund with unpaid
                                interest or principal.        -    Regular interest income
                                The lower a bond's
                                quality, the higher its       -    High-quality debt
                                potential volatility               obligations are
                                                                   generally more secure
                           -    Market risk--the risk              than stock since
                                that the market value              companies must pay
                                of an investment may               their debts before they
                                move up or down,                   pay dividends
                                sometimes rapidly or
                                unpredictably. Market         -    Investment-grade bonds
                                risk may affect an                 have a lower risk of
                                industry, a sector, or             default than junk bonds
                                the market as a whole
                                                              -    Bonds with longer
                           -    Interest rate risk--the            maturity dates
                                value of most bonds                typically have higher
                                will fall when interest            yields
                                rates rise; the longer
                                a bond's maturity and         -    Intermediate-term
                                the lower its credit               securities may be less
                                quality, the more its              susceptible to loss of
                                value typically falls.             principal than longer
                                It can lead to price               term securities
                                volatility,
                                particularly for junk
                                bonds and stripped
                                securities


12  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW THE FUND INVESTS


------------------------------------------------------------------------------------
INVESTMENT TYPE (CONT'D)
% OF FUND'S TOTAL ASSETS             RISKS                     POTENTIAL REWARDS
------------------------------------------------------------------------------------
INCOME-PRODUCING DEBT     -     As a nondiversified      -     Principal and
SECURITIES (CONT'D)             fund, we will have             interest on
                                greater exposure to            government
                                loss from a single             securities may be
                                issuer                         guaranteed by the
                                                               issuing government
                          -     Not all government
                                securities are           -     Junk bonds offer
                                insured or                     higher yields and
                                guaranteed by the              higher potential
                                government, but only           gains
                                by the issuing
                                agency

                          -     Junk bonds have a
                                higher risk of
                                default, tend to be
                                less liquid and may
                                be more difficult to
                                value
------------------------------------------------------------------------------------
FOREIGN SECURITIES        -     Foreign markets,         -     Investors can
                                economies and                  participate in the
Percentage varies               political systems              growth of foreign
                                may not be as stable           markets and
                                as in the U.S.,                companies operating
                                particularly those             in those markets
                                in developing
                                countries
                                                         -     Changing value of
                          -     Currency                       foreign currencies
                                risk--changing
                                values of foreign        -     Opportunities for
                                currencies can cause           diversification
                                losses

                          -     Debt securities
                                issued by
                                supranational
                                organizations or
                                semi-governmental
                                issuers may be
                                backed by limited
                                assets in the event
                                of default

                          -     May be less liquid
                                than U.S. stocks and
                                bonds

                          -     Differences in
                                foreign laws,
                                accounting
                                standards, public
                                information, custody
                                and settlement
                                practices provide
                                less-reliable
                                information on
                                foreign investments
                                and involve more
                                risks
------------------------------------------------------------------------------------

HOW THE FUND INVESTS


------------------------------------------------------------------------------------
INVESTMENT TYPE (CONT'D)
% OF FUND'S TOTAL ASSETS             RISKS                     POTENTIAL REWARDS
------------------------------------------------------------------------------------
DERIVATIVES               -     Derivatives such as      -     The Fund could make
                                futures, options and           money and protect
Percentage varies               foreign currency               against losses if
                                forward contracts              the investment
                                that are used for              analysis proves
                                hedging purposes may           correct
                                not fully offset the
                                underlying positions     -     Derivatives that
                                and this could                 involve leverage
                                result in losses to            could generate
                                the Fund that would            substantial gains at
                                not have otherwise             low cost
                                occurred
                                                         -     One way to manage
                          -     Derivatives used for           the Fund's
                                risk management may            risk/return balance
                                not have the                   is by locking in the
                                intended effects and           value of an
                                may result in losses           investment ahead of
                                or missed                      time
                                opportunities
                                                         -     May be used to hedge
                          -     The other party to a           against changes in
                                derivatives contract           currency exchange
                                could default                  rates

                          -     Derivatives that
                                involve leverage
                                could magnify losses

                          -     Certain types of
                                derivatives involve
                                costs to the Fund
                                that can reduce
                                returns
------------------------------------------------------------------------------------
ILLIQUID SECURITIES

Up to 15% of net assets   -     May be difficult to      -     May offer a more
                                value precisely                attractive yield or
                                                               potential for growth
                          -     May be difficult to            than more widely
                                sell at the time or            traded securities
                                price desired

------------------------------------------------------------------------------------
MONEY MARKET INSTRUMENTS

Up to 100% on a           -     Limit potential for      -     May preserve the
temporary basis                 capital appreciation           Fund's assets

                          -     See credit risk and
                                market risk

------------------------------------------------------------------------------------


14  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW THE FUND INVESTS

------------------------------------------------------------------------------------
INVESTMENT TYPE (CONT'D)
% OF FUND'S TOTAL ASSETS             RISKS                     POTENTIAL REWARDS
------------------------------------------------------------------------------------
BORROWING                 -     Leverage borrowing       -     Leverage may magnify
                                for investment may             investment gains
Up to 20%                       magnify losses

                          -     Interest costs and
                                borrowing fees may
                                exceed potential
                                investment gains

------------------------------------------------------------------------------------
ZERO COUPON BONDS         -     Generates "phantom       -     May lock in a higher
                                income" for the Fund           rate of return than
Up to 10% of net                for tax purposes               is available in the
assets                          although no income             marketplace at time
                                is paid                        of maturity

                          -     Typically subject to
                                greater volatility
                                and less liquidity
                                in adverse markets
                                than other
                                income-producing
                                securities

------------------------------------------------------------------------------------
ADJUSTABLE/FLOATING RATE  -     Value lags value of      -     Can take advantage
SECURITIES                      fixed rate                     of rising interest
                                securities when                rates
Percentage varies               interest rates
                                change

------------------------------------------------------------------------------------
STRIPPED SECURITIES       -     More volatile than       -     Value rises faster
                                securities that have           when interest rates
Up to 10%                       not separated                  fall
                                principal and
                                interest
------------------------------------------------------------------------------------

HOW THE FUND IS MANAGED



BOARD OF DIRECTORS

The Fund's Board of Directors oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Fund's officers, who conduct and supervise the daily business operations of the Fund.

MANAGER

PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

     Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. PIFM also is responsible for supervising the Fund's investment adviser. For the fiscal year ended December 31, 1999, the Fund paid PIFM management fees of .75% of the Fund's average net assets.

     PIFM and its predecessors have served as manager or administrator to investment companies since 1987. As of January 31, 2000, PIFM served as the manager to all 43 of the Prudential mutual funds, and as manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $74.9 billion.

INVESTMENT ADVISER

The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser and has served as an investment adviser to investment companies since 1984. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and pays Prudential Investments for its services.

     Prudential Investments has entered into a service agreement with PRICOA Asset Management Ltd. (PRICOA), a subsidiary of The Prudential Insurance Company of America, for the provision of investment advisory services to the Fund and pays PRICOA for its services. PRICOA, an indirect wholly owned subsidiary of Prudential, is located at Cutlers Court, 115 Houndsditch, London EC3A 7BR England. It was incorporated under U.K. law in January 1997, and as of December 31, 1999, had approximately $2 billion under management.


16  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW THE FUND IS MANAGED


PORTFOLIO MANAGERS

Prudential Investments' Fixed Income Group manages more than $116 billion for Prudential's retail investors, institutional investors and policyholders. Senior Managing Directors James J. Sullivan and Jack W. Gaston head the Group, which is organized into teams specializing in different market sectors. Top-down, broad investment decisions are made by the Fixed Income Policy Committee, whereas bottom-up security selection is made by the sector teams.

     Mr. Sullivan has overall responsibility for overseeing portfolio management and credit research. Prior to joining Prudential Investments in 1998, he was a managing director in Prudential's Capital Management Group, where he oversaw portfolio management and credit research for Prudential's General Account and subsidiary fixed-income portfolios. He has more than 16 years of experience in risk management, arbitrage trading and corporate bond investing.

     Mr. Gaston has overall responsibility for overseeing quantitative research and risk management. Prior to this appointment in 1999, he was senior managing director of the Capital Management Group where he was responsible for the investment performance and risk management for Prudential's General Account and subsidiary fixed-income portfolios. He has more than 20 years of experience in investment management, including extensive experience applying quantitative techniques to portfolio management.

     The Fixed Income Investment Policy Committee is comprised of key senior investment managers. Members include seven sector team leaders, the chief investment strategist and the head of risk management. The Committee uses a top-down approach to investment strategy, asset allocation and general risk management, identifying sectors in which to invest.

     The Global Bond Team, headed by GABRIEL IRWIN, is primarily responsible for overseeing the day-to-day management of the Fund. This Team uses an approach which is top-down in respect of country and currency but which also focuses on individual securities, while staying within the guidelines of the Investment Policy Committee and the Fund's investment restrictions and policies. In addition, the Credit Research team of analysts supports the sector teams, using bottom-up fundamentals as well as economic and industry trends. Other sector teams may contribute to securities selection when appropriate.

HOW THE FUND IS MANAGED


GLOBAL BOND TEAM

ASSETS UNDER MANAGEMENT: $2.0 billion as of December 31, 1999.

TEAM LEADER: Gabriel Irwin. GENERAL INVESTMENT EXPERIENCE: 18 years.

PORTFOLIO MANAGERS: 5. AVERAGE GENERAL INVESTMENT EXPERIENCE: 11 years, which includes team members with significant mutual fund experience.

SECTOR: Corporate and government securities of foreign issuers.

INVESTMENT STRATEGY: Focus is on a top-down, geographic-allocation process. They seek to add value by exploiting yield variances between different countries and credit qualities.

DISTRIBUTOR

Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.



18  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

FUND DISTRIBUTIONS AND TAX ISSUES



Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA), or some other qualified tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state and local income tax in the state where you live.

     Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.

     The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS

The Fund declares daily and distributes DIVIDENDS of any net investment income to shareholders typically every month. For example, if the Fund owns Utopia government bonds and the bonds pay income, the Fund will pay out a portion of this income to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income whether or not they are reinvested in the Fund.

     The amount of income available for distribution to shareholders will be affected by any foreign currency gains or losses generated by the Fund and cannot be predicted. This fact, coupled with the different tax and accounting treatment of certain currency gains and losses, increases the possibility that distribution in whole or in part may be a return of capital to shareholders.

     The Fund also distributes realized net CAPITAL GAINS to shareholders--typically once a year. Capital gains are generated when the Fund sells its assets for a profit. For example, if the Fund bought Utopia government bonds for a total of $1,000 and more than one year later sold the bonds for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.

FUND DISTRIBUTIONS AND TAX ISSUES



     For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES

FORM 1099

Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified tax-deferred plan or account.

     Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends--received deduction for certain dividends.

WITHHOLDING TAXES

If federal tax law requires you to provide the Fund with your taxpayer identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

IF YOU PURCHASE JUST BEFORE RECORD DATE

If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains


20  PRUDENTIAL INTERNATIONAL BOND FUND, INC.     [PHONE GRAPHIC] (800) 225-1852

FUND DISTRIBUTIONS AND TAX ISSUES



taxes. You may think you've done well since you bought shares one day and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend to reflect the payout, although this may not be apparent because the value of each share of the Fund also will be affected by the market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

QUALIFIED OR TAX-DEFERRED RETIREMENT PLANS

Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.

IF YOU SELL OR EXCHANGE YOUR SHARES

If you sell any shares of the Fund for a profit, you have REALIZED A
CAPITAL GAIN, which is subject to tax unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

   If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Fund and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.

--------------------------------------------------------------------------------

[CAPITAL GAIN & LOSS GRAPHIC]

--------------------------------------------------------------------------------

FUND DISTRIBUTIONS AND TAX ISSUES


     Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.

     Any gain or loss you may have from selling or exchanging Fund shares will not be reported on Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES

We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.


22  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

HOW TO BUY SHARES

STEP 1: OPEN AN ACCOUNT

If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC
(PMFS) at (800) 225-1852, or contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 15020
NEW BRUNSWICK, NJ 08906-5020

     To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS

Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.

     Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge or CDSC), but the operating expenses each year are higher than Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.

     When choosing a share class, you should consider the following:

     -  The amount of your investment

     - The length of time you expect to hold the shares and the impact of the varying distribution fees

     - The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND


-        Whether you qualify for any reduction or waiver of sales charges

- The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase

-        Whether you qualify to purchase Class Z shares.

     See "How to Sell Your Shares" for a description of the impact of CDSCs.

Share Class Comparison. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

                           CLASS A             CLASS B          CLASS C         CLASS Z
                           -------             -------          -------         -------
Minimum purchase           $1,000              $1,000           $2,500            None
  amount(1)

Minimum amount for         $100                $100             $100              None
  subsequent purchases(1)

Maximum initial            4% of the public    None             1% of the public  None
  sales charge             offering price                       offering price

Contingent Deferred        None                If sold during:  1% on sales       None
  Sales Charge (CDSC)(2)                       Year 1, 5%       made within
                                               Year 2, 4%       18 months
                                               Year 3, 3%       of purchase(2)
                                               Year 4, 2%
                                               Years 5/6, 1%
                                               Year 7, 0%
Annual distribution        .30 of 1%           1% (.75 of 1%    1% (.75 of 1%     None
  and service (12b-1)      (.25 of 1%          currently)       currently)
  fees shown as a          currently)
  percentage of average
  net assets(3)

(1) The minimum investment requirements do not apply to certain retirement and employee savings plans and custodial accounts for minors. The minimum initial and subsequent investment for purchases made through the Automatic Investment Plan is $50. For more information, see "Additional Shareholder Services--Automatic Investment Plan."

(2) For more information about the CDSC and how it is calculated, see "How to Sell Your Shares--Contingent Deferred Sales Charge (CDSC)." Class C shares bought before November 2, 1998, have a 1% CDSC if sold within one year.

(3) These distribution fees are paid from the Fund's assets on a continuous basis. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges. The service fee for Class A, B and C shares is .25 of 1%. The distribution fee for Class A shares is limited to .30 of 1% (including the .25 of 1% service fee) and is .75 of 1% for Class B and Class C shares. For the fiscal year ending 12-31-00, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% and for Class B and Class C shares to .75 of 1% of the average daily net assets of each such class.

24  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE

The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

Increase the Amount of Your Investment. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.

                            SALES CHARGE AS %   SALES CHARGE AS %       DEALER
  AMOUNT OF PURCHASE        OF OFFERING PRICE  OF AMOUNT INVESTED     REALLOWANCE
  ------------------        -----------------  ------------------     -----------
  Less than $50,000               4.00%               4.17%              3.75%
  $50,000 to $99,999              3.50%               3.63%              3.25%
  $100,000 to $249,999            2.75%               2.83%              2.50%
  $250,000 to $499,999            2.00%               2.04%              1.90%
  $500,000 to $999,999            1.50%               1.52%              1.40%
  $1,000,000 and above*           None                None               None

* If you invest $1 million or more, you can buy only Class A shares, unless you qualify to buy Class Z shares.

        To satisfy the purchase amounts above, you can:

        -       Invest with an eligible group of related investors

        - Buy the Class A shares of two or more Prudential mutual funds at the same time

        - Use your RIGHTS OF ACCUMULATION, which allow you to combine the current value of Prudential mutual fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation)

        - Sign a LETTER OF INTENT, stating in writing that you or a group of related investors will purchase a certain amount of shares in the Fund and other Prudential mutual funds within 13 months.

        The Distributor may reallow Class A's sales charge to dealers.

Benefit Plans. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND


Group relating to:

- Mutual fund "wrap" or asset allocation programs, where the sponsor places Fund trades and charges its clients a management, consulting or other fee for its services

- Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, the Prudential mutual funds, the subadvisers of the Prudential mutual funds and registered representatives and employees of brokers that have entered into a dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C's INITIAL SALES CHARGE

Benefit Plans. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at (800) 353-2847.
Investment of Redemption Proceeds from Other Investment Companies. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affiliates. These purchases must be made within 60 days of the redemption. To qualify for this waiver, you must do one of the following:

     -    Purchase your shares through an account at Prudential Securities

     - Purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation

     -    Purchase your shares through another broker.


26  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND

     This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers appropriate.

QUALIFYING FOR CLASS Z SHARES

Benefit Plans. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. Class Z shares also can be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Fund as an available option. Class Z shares also can be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     - Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services

     - Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Class Z shares also can be purchased by any of the following:

     - Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option

     - Current and former Directors/Trustees of the Prudential mutual funds (including the Fund)

     -    Prudential, with an investment of $10 million or more.

HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND


     In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares, and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS

If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you received with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.

     When we do the conversion, you will get fewer Class A shares than the number of converted Class B shares if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares --Conversion Feature -- Class B Shares."

--------------------------------------------------------------------------------
MUTUAL FUND SHARES
The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds Utopia government bonds in its portfolio and the price of Utopia government bonds goes up while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.
--------------------------------------------------------------------------------

STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY

The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund -- known as the NET ASSET VALUE or NAV -- is determined by a simple calculation: it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund -- or the NAV -- is $10 ($1,000 divided by 100). Portfolio securities are valued based upon


28  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND


market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.

     We determine the NAV of our shares once each business day at 4:15 p.m. New York time on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on national holidays and Good Friday. Because we invest in foreign securities, the NAV can change on days when you cannot buy or sell shares. We do not determine the NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

What Price Will You Pay for Shares of the Fund? For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge a separate or additional fee for purchases of shares.

STEP 4: ADDITIONAL SHAREHOLDER SERVICES

As a Fund shareholder, you can take advantage of the following services and privileges:

Automatic Reinvestment. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out -- or distributes -- its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 15015
NEW BRUNSWICK, NJ 08906-5015

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND


Automatic Investment Plan. You can make regular purchases of the Fund for as little as $50 by having the funds automatically withdrawn from your bank or brokerage account at specified intervals.

Retirement Plan Services. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

The PruTector Program. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector coverage after the initial 6-month enrollment period will need to provide satisfactory evidence of insurability. This insurance is subject to other restrictions and is not available in all states.

Systematic Withdrawal Plan. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

Reports to Shareholders. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

30  PRUDENTIAL INTERNATIONAL BOND FUND, INC.  [PHONE GRAPHIC]     (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

HOW TO SELL YOUR SHARES
You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.

        When you sell shares of the Fund-also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, your broker must receive your order to sell by 4:15 p.m. New York time to process the sale on that day. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

        Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.

RESTRICTIONS ON SALES

There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. This may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

        If you are selling more than $100,000 of shares, you want the check sent to someone or some place that is not in our records, or you are a business or a trust and you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker-dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

CONTINGENT DEFERRED SALES CHARGE (CDSC)

If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:

        - Amounts representing shares you purchased with reinvested dividends and distributions

        - Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)

        - Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares).

        Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.

        Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.

        As we noted before in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth, 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase (one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.

        The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

32  PRUDENTIAL INTERNATIONAL BOND FUND, INC.   [PHONE GRAPHIC]    (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

WAIVER OF THE CDSC--CLASS B SHARES

The CDSC will be waived if the Class B shares are sold:

        - After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy, provided the shares were purchased before the death or disability

        - To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account

        -       On certain sales from a Systematic Withdrawal Plan.

        For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

WAIVER OF THE CDSC--CLASS C SHARES

Benefit Plans. The CDSC will be waived for purchases by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC will also be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at (800) 353-2847.

REDEMPTION IN KIND

If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS

If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other qualified tax-deferred plan or account.

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

90-DAY REPURCHASE PRIVILEGE

After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

RETIREMENT PLANS

To sell shares and receive a distribution from a retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES

You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.

34  PRUDENTIAL INTERNATIONAL BOND FUND, INC.   [PHONE GRAPHIC]    (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND

        If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

        There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase, or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.

        Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."

        If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING

Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any

HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND


securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The decision may be based upon dollar amount, volume and frequency of trading. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

TELEPHONE REDEMPTIONS OR EXCHANGES

You may redeem or exchange your shares in any amount by calling the Fund at
(800) 225-1852 before 4:15 p.m. New York time. You will receive a redemption amount based on that day's NAV.

     The Fund's Transfer Agent will record your telephone instructions and request specific account information before redeeming or exchanging shares. The Fund will not be liable if it follows instructions that it reasonably believes are made by the shareholder. If the Fund does not follow reasonable procedures, it may be liable for losses due to unauthorized or fraudulent telephone instructions.

     In the event of drastic economic or market changes, you may have difficulty in redeeming or exchanging your shares by telephone. If this occurs, you should consider redeeming or exchanging your shares by mail.

     The telephone redemption or exchange privilege may be modified or terminated at any time. If this occurs, you will receive a written notice from the Fund.


36  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

FINANCIAL HIGHLIGHTS


The financial highlights will help you evaluate the Fund's financial performance. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

         Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

CLASS A SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

CLASS A SHARES (FISCAL YEARS ENDED 12-31)
PER SHARE OPERATING PERFORMANCE               1999(2)           1998(2)           1997(2)           1996(1)           1995(1)
-----------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF YEAR        $   7.17          $   7.08          $   7.63          $   7.68          $   6.76

INCOME FROM INVESTMENT OPERATIONS:
Net investment income                          .39               .43               .49               .56               .48
Net realized and unrealized gain
(loss) on investments and foreign
currencies                                    (.68)              .12              (.22)              .28              1.13

TOTAL FROM INVESTMENT OPERATIONS              (.29)              .55               .27               .84              1.61
LESS DISTRIBUTIONS:
Dividends from net investment income          (.22)             (.25)             (.58)             (.67)             (.48)
Distributions in excess of net
investment income                               --              (.17)             (.24)             (.40)             (.21)
Distributions from net realized
  capital gains                               (.09)             (.04)               --                --                --
Tax return of capital distributions           (.21)               --                --                --                --

TOTAL DISTRIBUTIONS                           (.52)             (.46)             (.82)            (1.07)             (.69)
Redemption fee retained by Fund                 --                --                --               .18                --
NET ASSET VALUE, END OF YEAR              $   6.36          $   7.17          $   7.08          $   7.63          $   7.68
TOTAL RETURN(3)                              (4.27)%            8.00%             3.62%            14.02%            25.14%

RATIOS/SUPPLEMENTAL DATA                          1999              1998              1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
NET ASSETS, END OF YEAR (000)                 $ 63,343           $84,008         $  96,365         $ 125,637          $350,339
Average net assets (000)                      $ 72,413           $89,970         $ 110,910         $ 180,588          $342,741

RATIOS TO AVERAGE NET ASSETS:
Expenses, including distribution fees             1.86%             1.63%             1.64%             1.48%             1.05%
Expenses, excluding distribution fees             1.61%             1.48%             1.49%             1.34%             1.05%
Net investment income                             5.77%             6.08%             6.54%             6.45%             6.37%
Portfolio turnover                                 110%               46%               53%               38%              203%

1    Before 1-15-96, the Fund was a closed-end investment company.

2    Calculated based upon weighted average shares outstanding during the year.

3 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.

4 The Distributor of the Fund agreed to limit its distribution fees to .25 of 1% of the average daily net assets of the Class A shares for 1999 and to .15 of 1% of the average daily net assets for prior years.

FINANCIAL HIGHLIGHTS


CLASS B SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

CLASS B SHARES (FISCAL PERIODS ENDED 12-31)
PER SHARE OPERATING PERFORMANCE               1999(2)           1998(2)           1997(2)           1996(1)
-----------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD          $7.19             $7.10             $7.64              $7.72
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                           .35               .37               .44                .52
Net realized and unrealized gain (loss)
on investments and foreign currencies          (.68)              .11              (.20)               .25
TOTAL FROM INVESTMENT OPERATIONS               (.33)              .48               .24                .77
-----------------------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS:
Dividends from net investment income           (.18)             (.21)             (.54)              (.63)
Distributions in excess of net
investment income                                --              (.14)             (.24)              (.40)
Distributions from net realized gains          (.09)             (.04)               --                 --
Tax return of capital distributions            (.21)               --                --                 --

TOTAL DISTRIBUTIONS                            (.48)             (.39)             (.78)              (1.03)
Redemption fee retained by Fund                  --                --                --                 .18
NET ASSET VALUE, END OF PERIOD                $6.38             $7.19             $7.10               $7.64
TOTAL RETURN(3)                               (4.76)%            7.32%             3.25%              12.86%

RATIOS/SUPPLEMENTAL DATA                        1999              1998              1997               1996
------------------------------------------------------------------------------------------------------------
NET ASSETS, END OF PERIOD (000)               $1,764            $1,218              $531                $75
Average net assets (000)                      $1,560              $785              $335                $23

RATIOS TO AVERAGE NET ASSETS:
Expenses, including distribution fees(5)        2.36%             2.23%             2.24%              2.09%(4)
Expenses, excluding distribution fees           1.61%             1.48%             1.49%              1.34%(4)
Net investment income                           5.29%             5.51%             6.00%              5.85%(4)
Portfolio turnover                               110%               46%               53%                38%


1 For the period from 1-15-96 (when Class B shares were first offered) through 12-31-96.

2 Calculated based upon weighted average shares outstanding during the period.

3 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total return for periods less than a full year is not annualized.

4    Annualized.

5 The Distributor of the Fund agreed to limit its distribution fees to .75 of 1% of the average daily net assets of the Class B shares.


38   PRUDENTIAL INTERNATIONAL BOND FUND, INC.   [PHONE GRAPHIC]  (800) 225-1852

FINANCIAL HIGHLIGHTS


CLASS C SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

CLASS C SHARES (FISCAL PERIODS ENDED 12-31)
PER SHARE OPERATING PERFORMANCE               1999(2)           1998(2)           1997(2)           1996(1)
-----------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD         $7.19             $7.10             $7.64             $7.72
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                          .35               .37               .40               .52
Net realized and unrealized gain (loss)
on investments and foreign currencies         (.68)              .11              (.16)              .25
TOTAL FROM INVESTMENT OPERATION               (.33)              .48               .24               .77
-----------------------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS:
Dividends from net investment income          (.18)             (.21)             (.54)             (.63)
Distributions in excess of net investments
income                                          --              (.14)             (.24)             (.40)
Distributions from net realized gains         (.09)             (.04)               --                --
Tax return of capital distributions           (.21)               --                --                --
TOTAL DISTRIBUTIONS                           (.48)             (.39)             (.78)             (1.03)
Redemption fee retained by Fund                 --                --                --                .18
NET ASSET VALUE, END OF PERIOD               $6.38             $7.19             $7.10              $7.64
TOTAL RETURN(3)                              (4.76)%            7.32%             3.25%             12.86%

RATIOS/SUPPLEMENTAL DATA                      1999              1998              1997               1996
-----------------------------------------------------------------------------------------------------------
NET ASSETS, END OF PERIOD (000)               $248              $257               $76                $13
Average net assets (000)                      $248              $126               $26                 $8

RATIOS TO AVERAGE NET ASSETS:
Expenses, including distribution fees(5)      2.36%             2.23%             2.24%              2.09%(4)
Expenses, excluding distribution fees         1.61%             1.48%             1.49%              1.34%(4)
Net investment income (loss)                  5.29%             5.53%             5.96%              5.85%(4)
Portfolio turnover                             110%               46%               53%                38%

(1) For the period from 1-15-96 (when Class C shares were first offered) through 12-31-96.

(2) Calculated based upon weighted average shares outstanding during the period.

(3) Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total return for periods of less than a full year is not annualized.

(4)  Annualized.

(5) The Distributor of the Fund agreed to limit its distribution fees to .75 of 1% of the average daily net assets of the Class C shares.

FINANCIAL HIGHLIGHTS


CLASS Z SHARES

The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

CLASS Z SHARES (FISCAL PERIODS ENDED 12-31)
PER SHARE OPERATING PERFORMANCE                      1999(2)      1998(2)      1997(1,2)
---------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD                $   7.19     $   7.10     $   7.57
INCOME FROM INVESTMENT OPERATIONS:
Net investment income                                    .40          .44          .38
Net realized and unrealized gain (loss)
  on investments and foreign currencies
  transactions                                          (.68)         .10         (.02)
TOTAL FROM INVESTMENT OPERATIONS                        (.28)         .54          .36
---------------------------------------------------------------------------------------------
LESS DISTRIBUTIONS:
Dividends from net investment income                    (.23)        (.25)        (.59)
Distributions in excess of net investment income          --         (.16)        (.24)
Distributions from net realized gains                   (.09)        (.04)          --
Tax return of capital distributions                     (.21)          --           --
TOTAL DISTRIBUTIONS                                     (.53)        (.45)        (.83)
NET ASSET VALUE, END OF PERIOD                      $   6.38     $   7.19     $   7.10
TOTAL RETURN(3)                                        (4.14)%       8.16%        4.97%
---------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA                              1999         1998         1997
---------------------------------------------------------------------------------------------
NET ASSETS, END OF PERIOD (000)                     $  3,080     $  2,253     $    628
Average net assets (000)                            $  2,720     $  1,487     $    121
RATIOS TO AVERAGE NET ASSETS:
Expenses, including distribution fees                   1.61%        1.48%        1.49%(4)
Expenses, excluding distribution fees                   1.61%        1.48%        1.49%(4)
Net investment income                                   6.04%        6.29%        6.82%(4)
Portfolio turnover                                       110%          46%          53%

1 Information shown is for the period from 3-17-97 (when Class Z shares were first offered) through 12-31-97.

2 Calculated based upon weighted average shares outstanding during the period.

3 Total return assumes reinvestment of dividends and any other distributions. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total return for periods of less than a full year is not annualized.

4    Annualized.


40  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

THE PRUDENTIAL MUTUAL FUND FAMILY

Prudential offers a broad range of mutual funds designed to meet your individual needs. For more information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS

PRUDENTIAL EMERGING GROWTH FUND, INC.
PRUDENTIAL EQUITY FUND, INC.
PRUDENTIAL EQUITY INCOME FUND
PRUDENTIAL INDEX SERIES FUND
   Prudential Small-Cap Index Fund
   Prudential Stock Index Fund
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
   Prudential Jennison Growth Fund
   Prudential Jennison Growth & Income Fund
PRUDENTIAL MID-CAP VALUE FUND
PRUDENTIAL REAL ESTATE SECURITIES FUND
PRUDENTIAL SECTOR FUNDS, INC.
   Prudential Financial Services Fund
   Prudential Health Services Fund
   Prudential Technology Fund
   Prudential Utility Fund
PRUDENTIAL SMALL-CAP QUANTUM FUND, INC.
PRUDENTIAL SMALL COMPANY VALUE FUND, INC.
PRUDENTIAL TAX-MANAGED FUNDS
   Prudential Tax-Managed Equity Fund
PRUDENTIAL 20/20 FOCUS FUND
NICHOLAS-APPLEGATE FUND, INC.
   Nicholas-Applegate Growth Equity Fund
TARGET FUNDS
   Large Capitalization Growth Fund
   Large Capitalization Value Fund
   Small Capitalization Growth Fund
   Small Capitalization Value Fund

ASSET ALLOCATION/BALANCED FUNDS

PRUDENTIAL BALANCED FUND
PRUDENTIAL DIVERSIFIED FUNDS
   Conservative Growth Fund
   Moderate Growth Fund
   High Growth Fund
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
   Prudential Active Balanced Fund

GLOBAL FUNDS

GLOBAL STOCK FUNDS

PRUDENTIAL DEVELOPING MARKETS FUND
   Prudential Developing Markets Equity Fund
   Prudential Latin America Equity Fund
PRUDENTIAL EUROPE GROWTH FUND, INC.
PRUDENTIAL GLOBAL GENESIS FUND, INC.
PRUDENTIAL INDEX SERIES FUND
   Prudential Europe Index Fund
   Prudential Pacific Index Fund
PRUDENTIAL NATURAL RESOURCES FUND, INC.
PRUDENTIAL PACIFIC GROWTH FUND, INC.
PRUDENTIAL WORLD FUND, INC.
   Prudential Global Growth Fund
   Prudential International Value Fund
   Prudential Jennison International Growth Fund
GLOBAL UTILITY FUND, INC.

GLOBAL BOND FUNDS

PRUDENTIAL GLOBAL TOTAL RETURN FUND, INC.
PRUDENTIAL INTERNATIONAL BOND FUND, INC.

41  PRUDENTIAL INTERNATIONAL BOND FUND, INC.     [PHONE GRAPHIC]  (800) 225-1852

THE PRUDENTIAL MUTUAL FUND FAMILY

BOND FUNDS
TAXABLE BOND FUNDS
PRUDENTIAL DIVERSIFIED BOND FUND, INC.
PRUDENTIAL GOVERNMENT INCOME FUND, INC.
PRUDENTIAL GOVERNMENT SECURITIES TRUST
  Short-Intermediate Term Series
PRUDENTIAL HIGH YIELD FUND, INC.
PRUDENTIAL HIGH YIELD TOTAL RETURN FUND, INC.
PRUDENTIAL INDEX SERIES FUND
  Prudential Bond Market Index Fund
PRUDENTIAL STRUCTURED MATURITY FUND, INC.
  Income Portfolio

TARGET FUNDS
  Total Return Bond Fund

TAX-EXEMPT BOND FUNDS
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
  California Series
  California Income Series
PRUDENTIAL MUNICIPAL BOND FUND
  High Income Series
  Insured Series
PRUDENTIAL MUNICIPAL SERIES FUND
  Florida Series
  Massachusetts Series
  New Jersey Series
  New York Series
  North Carolina Series
  Ohio Series
  Pennsylvania Series
PRUDENTIAL NATIONAL MUNICIPALS FUND, INC.

MONEY MARKET FUNDS
TAXABLE MONEY MARKET FUNDS
CASH ACCUMULATION TRUST
  Liquid Assets Fund
  National Money Market Fund
PRUDENTIAL GOVERNMENT SECURITIES TRUST
  Money Market Series
  U.S. Treasury Money Market Series
PRUDENTIAL SPECIAL MONEY MARKET FUND, INC.
  Money Market Series
PRUDENTIAL MONEYMART ASSETS, INC.

TAX-FREE MONEY MARKET FUNDS
PRUDENTIAL TAX-FREE MONEY FUND, INC.
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
  California Money Market Series
Prudential Municipal Series Fund
  Connecticut Money Market Series
  Massachusetts Money Market Series
  New Jersey Money Market Series
  New York Money Market Series

COMMAND FUNDS
COMMAND MONEY FUND
COMMAND GOVERNMENT FUND
COMMAND TAX-FREE FUND

INSTITUTIONAL MONEY MARKET FUNDS
PRUDENTIAL INSTITUTIONAL LIQUIDITY PORTFOLIO, INC.
  Institutional Money Market Series


42  PRUDENTIAL INTERNATIONAL BOND FUND, INC.      [PHONE GRAPHIC] (800) 225-1852

                                     Notes

                                     Notes


44  PRUDENTIAL INTERNATIONAL BOND FUND, INC.     [PHONE GRAPHIC]  (800) 225-1852

FOR MORE INFORMATION

Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 15005
NEW BRUNSWICK, NJ 08906-5005
(800) 225-1852
(732) 417-7555 (if calling from outside the U.S.)

Outside Brokers Should Contact
PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
P.O. BOX 15035
NEW BRUNSWICK, NJ 08906-5035
(800) 778-8769

Visit Prudential's Web Site at
http://www.prudential.com

Additional information about the Fund can be obtained without charge and can be found in the following documents:

STATEMENT OF ADDITIONAL INFORMATION (SAI)

(incorporated by reference into this prospectus)

ANNUAL REPORT

(contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance)

SEMI-ANNUAL REPORT

You can also obtain copies of fund documents from the Securities and Exchange Commission as follows:

By Mail:

Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102

By Electronic Request:

publicinfo@sec.gov

  (The SEC charges a fee to copy documents.)

In Person

Public Reference Room in Washington, DC

 (For hours of operation, call 1-202-942-8090.)

Via The Internet:

on the EDGAR Database at
http://www.sec.gov

      CUSIP Nos.:          Quotron Symbols
      -----------          ---------------
Class A Shares: 74436Q101  GGPAX
Class B Shares: 74436Q200     --
Class C Shares: 74436Q309     --
Class Z Shares: 74436Q408     --

Investment Company Act File No.: 811-5123.


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